EXHIBIT 23-d

CONSENT OF EXPERT

We consent to the incorporation by reference in this Registration Statement of Meritor, Inc. (“Meritor”) on Form S-8 of the references to our firm and to our reports with respect to estimation of the liability for pending and reasonably estimable unasserted future asbestos-related claims, which are included or incorporated by reference in (i) the Annual Report on Form 10-K of Meritor for the fiscal year ended October 2, 2016 (as amended), under the headings “Item 3. Legal Proceedings,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data” and (ii) Note 20 of the Notes to Consolidated Financial Statement in the Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2017.

BATES WHITE LLC

/s/ Charles E. Bates
Charles E. Bates Ph.D.
President and CEO

Date: February 3, 2017